EXHIBIT 4.2

DG FASTCHANNEL, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN

1.                                      ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1          Establishment.  The DG FastChannel, Inc. 2006 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of October 1, 2006 (the “Effective Date”).

1.2          Purpose.  The purpose of the Plan is to align the interests of the Company with its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.  The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3          Term of Plan.  The Plan shall continue in effect until the earlier of (a) its termination by the Board, (b) the date on which all of the shares of Stock available for issuance under the Plan have been issued, or (c) the tenth anniversary of the Effective Date.

2.                                      DEFINITIONS AND CONSTRUCTION.

2.1          Definitions.  Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.  Whenever used herein, the following terms shall have their respective meanings set forth below.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)           “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers and authority of the Board granted herein, including specifically the powers and authority described in Section 3, but not the power to amend or terminate the Plan.  If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

(d)           “Company” means DG FastChannel, Inc., a Delaware corporation, or any successor corporation thereto.

(e)           “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime, bonuses, commissions, profit sharing distributions and other incentive-type payments paid during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code.  However, Compensation shall not include any contributions (other than contributions under Section 401(k) or 125 of the Code) made on the Employee’s behalf by the Company or any Participating Company to any deferred compensation or welfare benefit program now or hereafter established.

(f)            “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g)           “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code.  A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company.  For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave, or other bona fide leave of absence approved by the Company of 90 days or less.  In the event an individual’s leave of absence exceeds 90 days, the individual shall be deemed to have ceased to be an Employee on the 91st day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

(h)           “Fair Market Value” means, as of any date, the closing price of a share of Stock on the New York Stock Exchange or such other principal national securities exchange on which the Stock is then listed or admitted to trading, if the stock is then listed or admitted to trading on any national securities exchange.  The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, as reported by said exchange.  If the Stock is not then so listed on a national securities exchange, the Fair Market Value shall be deemed to be the closing price of a share of Stock (or the mean of the closing bid and asked price if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq Small-Cap Market or such other market system or regional securities exchange constituting the primary market for the Stock as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.  If there is no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board.

(i)            “Offering” means an Offering of Stock as provided in Section 6.

(j)            “Offering Date” means, for any Offering, the first day of the Offering Period with respect to such Offering.

(k)           “Offering Period” means a period established in accordance with Section 6.1.

(l)            “Parent Corporation” means any present or future “parent corporation” of the Company as defined in Section 424(e) of the Code.

(m)          “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(n)           “Participating Company” means the Company and each Parent Corporation or Subsidiary Corporation unless any such entity is designated by the Board as not eligible to participate in the Plan.  The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations, if any, shall not be eligible to become Participating Companies.

(o)           “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(p)           “Purchase Date” means for any Offering Period (or Purchase Period, if so determined by the Board in accordance with Section 6.2) the last day of such period.

(q)           “Purchase Period” means a period, if any, established in accordance with Section 6.2.

(r)            “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(s)           “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding.  Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.

(t)            “Stock” means the Common Stock, $0.001 par value per share, of the Company, as adjusted from time to time in accordance with Section 4.2.

(u)           “Subscription Agreement” means a written agreement in such form as specified by the Company, stating an Employee’s election to participate in the Plan, authorizing payroll deductions under the Plan from the Employee’s Compensation, designating a beneficiary to receive the Participant’s benefits under the Plan, if any, payable as a result of the

Participant’s death and requiring the Participant to notify the Company of the details of a “Disqualifying Disposition” as described in Section 19 of any shares of Stock.

(v)           “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(w)          “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2          Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.                                      ADMINISTRATION.

3.1          Administration by the Board.  The Plan shall be administered by the Board.  All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.  All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2          Authority of Officers.  Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3          Policies and Procedures Established by the Board.  The Board may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Board, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, (d) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, and (e) increasing or decreasing the holding period as set forth in Section 11.3.

4.                                      SHARES SUBJECT TO PLAN.

4.1          Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 100,000 and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof.  If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2          Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar changes in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price.  If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event (as defined in Section 14)) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares.  In the event of any such amendment the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion.  Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased in amount less than the par value, if any, of the stock subject to the Purchase Right.  The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.                                      ELIGIBILITY.

5.1          Employees Eligible to Participate.  Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee except the  following:

(a)           any Employee who is customarily employed by the Participating Company Group for 20 hours or less per week; and

(b)           any Employee who is customarily employed by the Participating Company Group for not more than five months in any calendar year.  For this purpose, the Board may, on a consistent and uniform basis, credit an Employee’s period of service with an entity acquired by the Company or a Participating Company or with an entity whose assets are acquired by the Company or a Participating Company as service with the Participating Company Group.

5.2          Exclusion of Certain Stockholders.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%)

or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code.  For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

6.                                      OFFERINGS.

6.1          Offering Periods.  Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately six months duration, each of which shall constitute an Offering Period for purposes of the Plan.  The first Offering Period shall commence on the Effective Date and end on December 31, 2006.  Subsequent Offerings shall commence on the first day of January and July of each year and end on the last day of the following June and December, respectively, occurring thereafter.  Notwithstanding the foregoing, the Board may establish a different duration for one or more future Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-four (24) months.  If the first or last day of an Offering Period is not a day on which the national or regional securities exchange or market system constituting the primary market for the Stock is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.

6.2          Purchase Periods.  If the Board so determines, in its discretion, each Offering Period may consist of two or more consecutive Purchase Periods having such duration as the Board shall specify, and the last day of each Purchase Period shall be a Purchase Date.  If the first or last day of a Purchase Period is not a day on which the national or regional securities exchange or market system for the Stock, as the case may be, is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.

7.                                      PARTICIPATION IN THIS PLAN.

7.1          Initial Participation.  Except as otherwise provided in this Section 7.1, an Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the Subscription Date established by the Company for such Offering Period, which shall be before the first day of the relevant Offering Period.  An Eligible Employee who does not deliver a properly completed Subscription Agreement on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall be eligible to participate in such Offering Period if the Eligible Employee delivers a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the earlier of (i) thirty days before the Purchase Date for such Offering Period or (ii) the tenth business day following the date the Employee became an Eligible Employee.

7.2          Continued Participation.  A Participant shall automatically participate in the next Offering Period commencing immediately after the Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not (a) withdrawn from the Plan pursuant to Section 12.1, (b) elected to stop deductions during the immediately preceding Offering Period as provided in Section 10.3, or (c) terminated employment as provided in Section 13.  A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan.  However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8.                                      RIGHT TO PURCHASE SHARES.

8.1          Grant of Purchase Right.  Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase that number of shares equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such Participant during the Offering Period, divided by (ii) the Purchase Price for that Offering Period.  No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2          Offering Period Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, the maximum number of shares of Stock that may be purchased under the Plan by a Participant during any Offering Period is 250 shares.

8.3          Calendar Year Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds $25,000 in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time.  For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period.  The limitation described in this Section 8.3 shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.

9.                                      PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Right shall not be less than ninety-five percent (95%) of the Fair Market Value of a share of Stock on the Purchase Date.  Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be ninety-five percent (95%) of the Fair Market Value of a share of Stock on the Purchase Date.

10.                               ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1        Amount of Payroll Deductions.  Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of a election pursuant to Section 10.3 to stop deductions made effective following the first payday during an Offering) or more than ten percent (10%).  Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.

10.2        Commencement of Payroll Deductions.  Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3        Election to Change or Stop Payroll Deductions.  A Participant may not elect to increase or decrease the rate of deduction from his or her Compensation during an Offering Period.  However, at any time prior to the two-week period ending on the last day of an Offering Period, a Participant may elect to stop deductions from his or her Compensation for such Offering Period by delivering to the Company’s designated office an amended Subscription Agreement authorizing such cessation of deductions on or before the “Change Notice Date.”  The “Change Notice Date” shall be a date prior to the beginning of the first payday period for which such election is to be effective as established by the Company from time to time and announced to the Participants. Unless otherwise established by the Company, the Change Notice Date shall be the seventh day prior to the beginning of the first pay period for which such election is to be effective.  A Participant who elects to cease his or her payroll deductions shall nevertheless remain a Participant in the current Offering Period with respect to deductions made before the effective date of such change unless such Participant withdraws from the Plan as provided in Section 12.1.

10.4        Administrative Suspension of Payroll Deductions.  The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted during a calendar year under the limit set forth in Section 8.3.  Payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement at the beginning of the next Offering Period the Purchase Date of which falls in the following calendar year.

10.5        Participant Accounts.  Individual bookkeeping accounts shall be maintained for each Participant.  All payroll deductions from a Participant’s Compensation shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.6        No Interest Paid.  Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.7        Voluntary Withdrawal from Plan Account.  A Participant may, during an Offering Period, withdraw all but not less than all of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company’s designated office a written notice on a form provided by the Company for such purpose at any time prior to the two-week period ending on the last day of the Offering Period.  A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1.  Amounts withdrawn shall be returned to the Participant as soon as practicable after the Participant’s notice of withdrawal and the Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section 10.7, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

11.                               PURCHASE OF SHARES.

11.1        Exercise of Purchase Right.  On each Purchase Date of a Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right.  No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before the Purchase Date.

11.2        Pro Rata Allocation of Shares.  In the event that the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.  Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded and the amount associated with such fractional share shall be returned to the Participant as soon as administratively practicable.

11.3        Issuance of Certificates and Required Holding Period.  As soon as practicable after each Purchase Date, the Company shall arrange the issuance on behalf of each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date and the delivery of such certificate to or on behalf of the Participant.  As provided in Section 19 and in a Participant’s Subscription Agreement, a Participant may be required to notify the Company if any shares of Stock are sold prior to the expiration of the dates described in Section 423(a)(1) of the Code.  Shares issued under the Plan shall be registered in the name of the Participant, or if requested by the Participant in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.

11.4        Return of Cash Balance.  Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain such amount in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be.

11.5        Tax Withholding.  At the time a Participant’s Purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provisions for the federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively.  The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6        Expiration of Purchase Right.  Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7        Reports to Participants.  Each Participant who has exercised all of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4.  The report required by this Section 11.7 may be delivered in such form and by such means, including by electronic transmissions, as the Company may determine.

12.                               WITHDRAWAL FROM THE PLAN.

12.1        Voluntary Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company’s designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the two-week period ending on the last day of an Offering Period.  A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1.  The Company may impose from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company’s designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2        Return of Payroll Deductions.  Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan shall terminate.  Such accumulated payroll deductions to be refunded in accordance with this Section 12.2 may not be applied to any other Offering under the Plan.

13.                               TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately.  In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or in the case of the Participant’s death, to the Participant’s designated beneficiary, or if none, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate.  Interest shall not be paid on sums returned pursuant to this Section 13.  A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirement of Sections 5 and 7.1.

14.                               CHANGE IN CONTROL.

14.1        Definitions.

(a)           An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation of the Company with or into another entity; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

(b)           A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

14.2        Effect of Change in Control on Purchase Rights.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation, or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan.  If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period (or Purchase Price) shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted.  All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

14.3        Dissolution of Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the Board, and the payroll deductions credited to the Participants’ Plan accounts shall, as soon as practicable, be returned to the Participants.

15.                               NONTRANSFERABILITY OF PURCHASE RIGHTS.

A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

16.                               COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal and state law with respect to such securities.  A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed.  In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17.                               RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2.  Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time and for any reason.

18.                               LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal or state securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.

19.                               NOTIFICATION OF SALE OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right (a “Disqualifying Disposition”), whichever is later.  Any such notice requirement regarding a Disqualifying Disposition will be contained in the Participant’s Subscription Agreement.  The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the Disqualifying Disposition time periods with respect to such Purchase Right.  The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

20.                               NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.                               INDEMNIFICATION.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

22.                               AMENDMENT OR TERMINATION OF THE PLAN.

The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, other than as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal or state securities laws).  In addition, an amendment to the Plan must be approved by the stockholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan, would change the definition of the corporations that may be designated by the Board as Participating Companies or would be required under the Code, applicable securities laws or the rules of any securities exchange or market system upon which the Stock may then be listed.  In the event that the Board approves an amendment to increase the number of shares authorized for issuance under the Plan (the “Additional Shares”), the Board, in its sole discretion, may specify that such Additional Shares may only be issued pursuant to Purchase Rights granted after the date on which the stockholders of the Company approve such amendment, and such designation by the Board shall not be deemed to have adversely affected any Purchase Right granted prior to the date on which the stockholders approve the amendment.